As filed with the Securities and Exchange Commission on November 16, 2011
Registration No. 333-157027

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEST BANCORPORATION, INC. (Exact name of Registrant as specified in its charter)
Iowa	42-1230603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 22nd Street
West Des Moines, Iowa 50266
(515) 222-2300

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Douglas R. Gulling, EVP & CFO
West Bancorporation, Inc.
1601 22nd Street
West Des Moines, Iowa 50266
(515) 222-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Wade R. Hauser III
Ahlers & Company, P.C.
100 Court Avenue, Suite 600
Des Moines, IA 50309-2231
(515) 243-7611

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-157027), filed on January 30, 2009, registering 36,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the "Series A Preferred Stock"); a warrant to purchase of 474,100 shares of common stock, no par value per share (the "Warrant"); and 474,100 shares of common stock issuable upon exercise of the Warrant, in each case for resale by Selling Security Holders. The Registrant issued the Series A Preferred Stock and the Warrant to the United States Department of the Treasury ("Treasury") in December 2008 pursuant to the Capital Purchase Program created by Treasury under the Troubled Asset Purchase Program. The “Selling Security Holders” were defined to be the Treasury and its successors, including transferees.

On June 29, 2011, pursuant to a letter agreement with Treasury, the Registrant repurchased all 36,000 shares of the Series A Preferred Stock. On August 31, 2011, pursuant to a letter agreement with Treasury, the Registrant repurchased the Warrant, no portion of which had been previously exercised.

In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed by the Registrant to deregister the 36,000 shares of Series A Preferred Stock, the Warrant, and the 474,100 shares of common stock underlying the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on November 16, 2011.

WEST BANCORPORATION, INC.
(Registrant)

November 16, 2011	By:	/s/ David D. Nelson
David D. Nelson
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed below by the following persons in the capacities indicated on the 16th day of November, 2011:

Signature
/s/ David D. Nelson
David D. Nelson	Director, Chief Executive Officer, and President
(Principal Executive Officer)

/s/ Douglas R. Gulling
Douglas R. Gulling	Executive Vice President, and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Frank W. Berlin
Frank W. Berlin	Director

/s/ Thomas A. Carlstrom
Thomas A. Carlstrom	Director

/s/ Joyce A. Chapman
Joyce A. Chapman	Director

/s/ Steven K. Gaer
Steven K. Gaer	Director

/s/ Kaye R. Lozier
Kaye R. Lozier	Director

/s/ David R. Milligan
David R. Milligan	Director

/s/ George D. Milligan
George D. Milligan	Director

/s/ James W. Noyce
James W. Noyce	Director

/s/ Robert G. Pulver
Robert G. Pulver	Director

/s/ Lou Ann Sandburg
Lou Ann Sandburg	Director